Exhibit 10.40

February 25, 2019

Dear Paul McClintock,

As a NuVasive Shareowner, you play an integral role in fulfilling our purpose, embodying our core values and driving towards our priorities. Your individual contributions and commitment fuel our organization, helping us outperform the competition and change more patient lives around the world. Thank you for your work this past year and we look forward to what we will build together in 2019!

2019 COMPENSATION

	Current	New	Change
Annual Salary (effective February 25, 2019)	$386,250	$398,000	3.0%

Annual Bonus Target % (effective January 1, 2019)	75%	75%
Annual Total Target Cash	$675,938	$696,500	3.0%

*You will be eligible for the 2019 Annual Discretionary Company Bonus Plan which depends upon the Company's successful achievement of its operational goals and your overall performance against your goals. This bonus requires you be employed in good standing on the payout date (which is generally the first week of March, in the following year).

2018 ANNUAL DISCRETIONARY COMPANY BONUS

The NuVasive Annual Discretionary Company Bonus is dependent on a Shareowner’s overall performance against their individual goals and the Company’s successful achievement of its operational goals. Taking this into consideration, I am pleased to share the below details of your 2018 Annual Discretionary Company Bonus award in recognition of your contributions to the team and Company:

2018 Annual Discretionary Company Bonus Award

Eligible Earnings:	$386,250
Bonus Target %:	75%
Individual Modifier:	100%
Individual Bonus Calculation:	$289,687
Company Modifier:	95%
2018 Annual Bonus Award:	$275,203

LONG TERM INCENTIVE GRANT

Long-term incentive awards (LTI) recognize NuVasive Shareowners who exhibit outstanding performance and exceptional dedication to driving results. I am pleased to present you with a 2019 LTI award with an economic grant value of $750,000 USD which will cliff vest on the third anniversary of the grant date, subject to approval by NuVasive’s Board of Directors or its delegate. The grant date for this award is March 1, 2019, and the award will be delivered in the form of 50% Restricted Stock Units (RSUs), 25% Performance RSUs, and 25% Performance Cash. In the coming weeks, you will receive an email notification from E*TRADE with a confirmation of your 2019 LTI award and actions you need to take to accept the grant.

A summary of your 2019 LTI award, which will cliff vest on the third anniversary of the grant date, is as follows:

–RSUs: 50% of your award will be delivered in the form of time-based RSUs. The number of RSUs granted will be determined by dividing 50% of the economic grant value of your 2019 LTI award by NuVasive’s closing stock price on March 1, 2019.

–Performance RSUs: 25% of your award will be delivered in the form of performance-based RSUs (PRSUs). The target number of PRSUs granted will be determined by dividing 25% of the economic grant value of your 2019 LTI award by NuVasive’s closing stock price on March 1, 2019.

–Performance Cash: 25% of your award will be delivered in the form of performance cash. The target value of your Performance Cash award will be equal to 25% of the economic grant value of your 2019 LTI award.

On behalf of the Company, thank you for your hard work and dedication in 2018. I appreciate your contributions to our team and look forward to your continued growth and development in the year ahead. If you have any questions regarding your compensation, please don’t hesitate to reach out to me or your HR partner.

/s/ Chris Barry

Chris Barry